                                                                    Exhibit 12.1


                EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

          LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
                   (Amounts in thousands except ratio amounts)


                                                                               YEAR ENDED DECEMBER 31,
                                        SIX MONTHS ENDED     ------------------------------------------------------------
                                          JUNE 30, 2004        2003         2002         2001         2000         1999
                                        ----------------     --------     --------     --------     --------     --------
Earnings before fixed charges:
Income from continuing operations       $         74,012     $170,019     $171,175     $183,105     $179,278     $153,792
Add: Interest expense                             58,913      119,894      112,046      105,917      102,661       93,121
     Depreciation expense on cap'd
       interest                                    1,677        3,140        2,944        2,311        1,809        1,396
     Amortization of deferred
       financing costs                             2,224        4,013        3,979        4,015        4,066        4,951
                                        ----------------     --------     --------     --------     --------     --------
Earnings before fixed charges           $        136,826     $297,066     $290,144     $295,348     $287,814     $253,260
                                        ================     ========     ========     ========     ========     ========

Fixed charges:
Interest expense                                  58,913     $119,894     $112,046     $105,917     $102,661     $ 93,121
Amortization of deferred financing
  charges                                          2,224        4,013        3,979        4,015        4,066        4,951
Capitalized interest                               6,215       10,947       16,498       22,347       17,784       15,288
                                        ----------------     --------     --------     --------     --------     --------
Fixed charges                                     67,352      134,854      132,523      132,279      124,511      113,360
                                        ----------------     --------     --------     --------     --------     --------
Preferred share distributions                         --           --        7,242       11,000       11,000       11,000
Preferred unit distributions                       6,208       12,416       11,619       10,612       10,070        3,783
                                        ----------------     --------     --------     --------     --------     --------
Combined fixed charges                  $         73,560     $147,270     $151,384     $153,891     $145,581     $128,143
                                        ================     ========     ========     ========     ========     ========
Ratio of earnings to fixed charges                  2.03         2.20         2.19         2.23         2.31         2.23
                                        ================     ========     ========     ========     ========     ========
Ratio of earnings to combined fixed
  charges                                           1.86         2.02         1.92         1.92         1.98         1.98
                                        ================     ========     ========     ========     ========     ========

Certain amounts from prior periods have been restated to conform to current-period presentation.